EXHIBIT 4.1
                                                                     -----------

                                  AMENDMENT TO
                 6% CONVERTIBLE DEBENTURE DUE SEPTEMBER 1, 2003


         REFERENCE is hereby made to the 6% Convertible Subordinated Debenture due September 1, 2003 (the "Original Debenture") of CDKnet.com, Inc. (formerly Technology Horizons Corp.), a Delaware corporation (the "Company") in the name of International Investment Group Equities Fund N.V. (the "Holder") originally issued January 15, 1999.

         WHEREAS, the Company has determined that it its best interest to modify the Original Debenture to reduce the conversion price set forth in the Original Debenture.

         NOW THEREFORE, in consideration of the agreements set forth in this agreement and those related to the original issuance of the Original Debenture:

1. CERTAIN DEFINITIONS.

         (a) Except as otherwise provided in this agreement, all words and terms defined in the Original Debenture, have the same meanings in this agreement as such defined words and terms are given in the Original Debenture.

         (b) "Debenture" means the Original Debenture originally issued January 15, 1999, as supplemented and amended by this agreement and as from time to time further supplemented and amended.

         (c) "Amendment" means this agreement dated January 29, 2003.

2. EXTENSION OF TERM AND ADJUSTMENT OF EXERCISE PRICE.

         (a) Section 4 of the Original Debenture is amended to

                  (i) delete the word "not" in the second sentence; and

                  (ii) delete the last sentence in its entirety.

         (b) Section 5 of the Original Debenture is amended as follows:

                  (i) the repetition of the title "Conversion of Debenture" is deleted.

                  (ii) The paragraph designated "(a) Right to Convert" is redesignated "5.1 Right to Convert and amended in its entirety to read as follows:

         "5.1 Right to Convert. Subject to Section 4 above, the record holder of this Debenture shall be entitled, on or after the Date of Original Issuance, at the option of the Holder, to convert this Debenture, in whole or in part, into the number of fully-paid and non-assessable shares of Common Stock determined in accordance with the Conversion Formula as set forth below:

Number of shares issued upon conversion = (Principal + Interest)/Conversion Price, where:

         *Principal = the principal amount of the Debenture(s) to be converted;

         *Interest = the principal x (N/360) x .06 - (Interest paid prior to the Date of Conversion), where N = the number of days between (i) the Original Issuance Date and (ii) the applicable Date of Conversion for the Debenture for which conversion is being elected (including such date of issuance but excluding such date of conversion); and

         *Conversion Price = $.01"

3. EFFECT OF ORIGINAL DEBENTURE.

         Except as supplemented and amended by this Amendment and such conforming changes as necessary to reflect the modification herein, all of the provisions of the Original Debenture shall remain in full force and effect from and after the effective date of this Agreement.

         This Amendment has been duly authorized and approved by all required corporate action by the Company and does not violate the certificate of incorporation or by-laws of the Company.




         [CORPORATE SEAL]                     /s/ Steven A. Horowitz
                                              ----------------------------
                                              Steven A. Horowitz
                                              Chairman


Dated: January 29, 2003


ATTEST:



/s/ Steven A. Horowitz
--------------------------
Steven A. Horowitz
Secretary

                                        2